TIDAL ETF TRUST 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #161 to the Registration Statement on Form N-1A of Tidal ETF Trust for the Leatherback Long/Short Absolute Return ETF and Leatherback Long/Short Alternative Yield ETF and to the use of our report dated October 27, 2022 on the financial statements and financial highlights of Leatherback Long/Short Alternative Yield ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 27, 2022